Exhibit 99.2

FOR IMMEDIATE RELEASE

SunOpta Inc. Reports Inducement Grants to CFO Scott E. Huckins
Under NASDAQ Listing Rule 5635(c)(4)

TORONTO—September 5, 2019—SunOpta Inc. ("SunOpta") (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today reported that in connection with the appointment of Scott E. Huckins as Chief Financial Officer, effective September 3, 2019, the Company entered into an employment agreement with Mr. Huckins which provided for the grant of a stock option award, restricted stock award and performance stock award. These inducement awards were approved by the Compensation Committee of the SunOpta Board of Directors on August 29, 2019, and granted as an inducement equity award outside the Company's 2013 Stock Incentive Plan in accordance with NASDAQ Listing Rule 5635(c)(4).

SunOpta granted Mr. Huckins 173,319 restricted stock units, 262,182 time-based stock options and 346,638 performance stock units, effective on his first day of employment. SunOpta will issue additional restricted stock units to Mr. Huckins equal to the number of shares of common stock, not to exceed $412,500, purchased by Mr. Huckins in the open market within a designated timeframe. Additionally, SunOpta shall issue an additional number of RSUs determined by dividing $412,500 by the closing price of the Company’s common stock on January 29, 2021. The restricted stock units will vest in equal annual installments over three years, and each vested restricted stock unit will entitle Mr. Huckins to receive one common share of SunOpta. The stock options will vest on September 3, 2022 and will entitle Mr. Huckins to purchase one common share of SunOpta at an exercise price equal to the closing price of SunOpta’s common shares as reported on Nasdaq on September 3, 2019. The vesting of the performance stock units will be subject to the satisfaction of EBITDA and stock price performance conditions during the performance period beginning September 3, 2019 and ending December 31, 2022. Each vested performance stock unit will entitle Mr. Huckins to receive one common share of SunOpta without payment of additional consideration. Additional information regarding the awards and the terms of Mr. Huckins’ other compensation will be described in a Current Report on Form 8-K to be filed by SunOpta.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable-based product offerings, supported by a global sourcing and supply infrastructure.

Contact
Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com